Exhibit 99.1

20[XX] Schedule

ABC Annual Incentive Compensation Plan

Pursuant to the Annual Incentive Compensation Plan and the Executive Officer Annual Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the Arkansas Best Corporation Board of Directors (the “Compensation Committee”) has adopted the following Individual Award Opportunities, Performance Measures, and Participants for Arkansas Best Corporation, Data-Tronics Corp., Moving Solutions, Inc. and ABF Freight System, Inc. for the 20[XX] — ABC Annual Incentive Compensation Plan (the “20[XX]  Plan”). The Compensation Committee has determined that the 20[XX] Plan incentive will include the following components:

20[XX] Free Cash Flow Improvement over 20[XX] Free Cash Flow (“Cash Flow Component”)	50% weighting
ROCE Component	50% weighting

The weighting of the components is determined by the Compensation Committee for each Measurement Period.

I. Defined Terms

A. Base Salary. Base Salary for Participants other than Executive Officers is defined as a Participant’s total base salary paid, while an eligible Participant in the 20[XX] Plan, for the designated Measurement Period.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, any stock option, restricted stock or other type of equity plan, or any other bonuses, incentive pay or special awards.

B.  Base Salary for Executive Officers.  Base Salary for Executive Officers (Executive Officer for this purpose is defined as an employee who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Code Section 162(m) or the regulations issued thereunder) is defined as an Executive Officer’s total base salary paid, while an eligible Participant in the 20[XX] Plan, for the designated Measurement Period, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan is approved for the Measurement Period or, if later, the day on which the Participant becomes an Executive Officer with a salary approved by the Compensation Committee, multiplied by twelve, multiplied by 150%.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

C.  Measurement Period.  The Measurement Period is 1/1/20[XX] to 12/31/20[XX].

D.  Retirement. Retirement shall mean Participant’s retirement from active employment by or service with the Company or Subsidiary at or after age 55, so long as the Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary. Officers and/or Executive Officers must have been a Participant in the Plan during the Plan Year for not less than ninety (90) days prior to his or her Retirement to be eligible for an incentive under the 20[XX] Plan.

II. Participants

Eligible Participants in the 20[XX] Plan are listed in Appendix C and certain employees or positions may be specifically included or excluded by the Compensation Committee.

III. Corporate Performance Metrics

Cash Flow Component: The Individual Award Opportunities provided by the Cash Flow Plan are based on (a) achieving certain levels of Free Cash Flow that exceed 20[XX] Free Cash Flow and (b) Your Target Payout Factor Earned. The formula below illustrates how your incentive is computed:

Your Incentive Payment= [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the Cash Flow Component Weighting]

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix A and depends on the Free Cash Flow improvement achieved.

B. Target Payout Factor.  Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

ROCE Component: The Individual Award Opportunities provided by the ROCE Plan are based on (a) achieving certain levels of performance for ABC’s Consolidated Return on Capital Employed (“ROCE”) and (b) your Target Payout Factor. The formula below illustrates how your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the ROCE Component Weighting]

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix B and depends on the ROCE achieved by ABC for the year.

B. Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

If the performance result falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

The Compensation Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 200% of your Target Payout Factor for the Cash Flow Component and 300% for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

IV. Payment of Award

Payment will be made as soon as practicable following the end of the Measurement Period, and in any event, no later than 2 ½ months after the end of the Measurement Period.

V. Annual Incentive Compensation Plan

Defined terms in the Annual Incentive Compensation Plan or Executive Officer Annual Incentive Compensation Plan shall have the same meaning as in this 20[XX] Plan — ABC Annual Incentive Compensation Plan except where the context otherwise requires.

Schedule A

20[XX] Plan — Cash Flow Component

ABC Annual Incentive Compensation Plan

Pursuant to the Annual Incentive Compensation Plan and the Executive Officer Annual Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the Arkansas Best Corporation Board of Directors (“Compensation Committee”) has adopted this Cash Flow Component as a component of the 20[XX] Plan, including the following Individual Award Opportunities and Performance Measures for Arkansas Best Corporation, Data-Tronics Corp., Moving Solutions, Inc. and ABF Freight System, Inc.

I. Performance Measure

Free Cash Flow is defined as Operating Income or loss plus Depreciation and Amortization on Fixed Assets minus Net Capital Expenditures. For purposes of the Performance Measure, if Net Capital Expenditures are less than forecasted Net Capital Expenditures for 20[XX] by more than $[          ] the excess over $[          ] shall not be considered in determining 20[XX] Free Cash Flow improvement for the Performance Measure. In the event that Capital Expenditures exceed forecasted Net Capital Expenditures as a result of a Board approved increase subsequent to the approval by the Board of the 20[XX] forecast on 20[XX] the amount of the Board approved increase shall not reduce Free Cash Flow.

Net Capital Expenditures is defined as total Capital Expenditures including capital lease assets, less proceeds for sales of capital assets, excluding capital lease sale transactions and including capitalized software.

Depreciation and Amortization of Fixed Assets is defined as Depreciation and Amortization of Fixed Assets including depreciation of capitalized software.

20[XX] Free Cash Flow Improvement is defined as Free Cash Flow for 20[XX] in excess of Free Cash Flow for 20[XX].

Operating Income for the purpose of the Performance Measure is determined in a manner consistent with the 20[XX] forecast approved by the Board of Directors in 20[XX].

Free Cash Flow is determined as described above on a consolidated basis.

II. Required Adjustments

The following adjustments shall be made when calculating Free Cash Flow:

(i)                         add back any annual or long-term incentive compensation amounts for ABC and all subsidiaries when determining operating income;

(ii)                      add back the direct third-party expenses associated with an acquisition by ABC or any Subsidiary (unless already excluded pursuant from Free Cash Flow above);

(iii)                   exclude the operating results (all revenue, expenses and taxes) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period;

(iv)                  exclude expenses resulting directly from reorganization and restructuring programs for which amounts are publicly disclosed;

(v)                     exclude increases or decreases in Free Cash Flow resulting from any extraordinary, unusual or non-recurring item as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board Opinion (“APB”) No. 30, as amended or superseded;

(vi)                  exclude increases or decreases in Free Cash Flow resulting from any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded;

(vii)               exclude any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as FASB Statement 144, as amended or superseded;

(viii)           exclude increases or decreases in Free Cash Flow due to changes in federal income tax law or regulations; and

(ix)                   exclude goodwill impairment charges.

III. Discretionary Adjustments

Prior to a Change In Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

Schedule B

20[XX] Plan — ROCE Plan Component

ABC Annual Incentive Compensation Plan

Pursuant to the Annual Incentive Compensation Plan and the Executive Officer Annual Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the Arkansas Best Corporation Board of Directors (“Compensation Committee”) has adopted this ROCE Plan as a component of the 20[XX] Plan, (the “ROCE Plan”) including the following Individual Award Opportunities and Performance Measures for Arkansas Best Corporation, and Data-Tronics Corp., Moving Solutions, Inc. and ABF Freight System, Inc.

I. Performance Measure

ROCE for ABC is calculated as the following ratio:

Net Income + After-tax Effect of Interest Expense

+ After-tax Effect of Imputed Interest Expense

Average Equity + Average Debt + Average Imputed Debt

“Net Income” for the ROCE calculation is net income determined in accordance with Generally Accepted Accounting Principles after taking into account the Section II Required Adjustments.

“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness, including capital leases, and other interest bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.

“Average Debt” is the average of the beginning of the year and the end of the year current and long-term debt.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

II. Required Adjustments

The following adjustments shall be made when calculating ROCE:

(i)                                    add back the after-tax incentive compensation earned under any annual or long-term incentive compensation plan for ABC and any of its Subsidiaries when determining Net Income;

(ii)                                 add back after-tax direct third party expenses associated with an acquisition by ABC or any Subsidiary;

(iii)                              exclude the net results (all revenue, expenses and taxes) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period from the numerator of the ratio and exclude any Acquisition Debt attributable to the business acquired (either directly held by the business or incurred to acquire the business) from the denominator in the ratio calculation;

(iv)                              exclude decreases in Net Income resulting directly from reorganization and restructuring programs for which amounts are publicly disclosed;

(v)                                 exclude increases or decreases in Net Income resulting from any extraordinary, unusual or non-recurring item as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board (“APB”) Opinion No. 30, as amended or superseded;

(vi)                              exclude increases or decreases in Net Income resulting from any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded;

(vii)                           exclude any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as FASB Statement 144, as amended or superseded;

(viii)                        exclude the effect of changes in federal income tax law or regulations affecting reported results during the Measurement Period including increases or decreases in tax rates or the addition or elimination of tax credits. A change for this purpose will be as compared to the laws and regulations in effect on January 1, 20[XX], without consideration of any retroactive changes in tax law after January 1, 20[XX]; and

(ix)                               exclude goodwill impairment charges.

III. Discretionary Adjustments

Prior to a Change In Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

Appendix A

Cash Flow Component

	Free Cash Flow Improvement in 20[XX] over 20[XX] Free Cash Flow	Performance Factor Earned
	Less than $20,000,000	0%
Threshold	$20,000,000	40%
	$30,000,000	60%
	$40,000,000	80%
Target	$50,000,000	100%
	$60,000,000	120%
	$70,000,000	140%
	$80,000,000	160%
	$90,000,000	180%
Maximum	$100,000,000	200%
	Greater than $100,000,000	200%

Cash Flow Component Weighting: 50%

Appendix B

20[XX] ROCE Component

	Return on Capital Employed (“ROCE”)	Performance Factor Earned

	Less than 5%	0%
Threshold	5%	50%
	6%	60%
	7%	70%
	8%	80%
	9%	90%
Target	10%	100%
	11%	140%
	12%	180%
	13%	220%
	14%	260%
Maximum	15%	300%
	Greater than 15%	300%

ROCE Component Weighting: 50%

Appendix C

Target Payout Factors

Participants/Job Title	Target Payout Factor
ABC President-CEO	[ ]%
ABF President-CEO	[ ]%
ABC Senior Vice President — Tax & Chief Audit Executive ABF Senior Vice President — Sales & Marketing	[ ]%

ABC Vice President — CFO

ABC Vice President — General Counsel & Corporate Secretary

ABC Vice President — Controller

ABC Vice President — Economic Analysis

ABC Vice President — Strategic Development

DTC President

[ ]%
ABC Vice President — Investor Relations & Corporate Communications ABC Vice President — Treasurer	[ ]%
ABC/DTC Department Director ABC Chief of Staff MSI Department Director	[ ]%